Filed pursuant to Rule 433

Registration No. 333-229762

Issuer Free Writing Prospectus dated February 25, 2019

Relating to Preliminary Prospectus Supplement dated February 25, 2019

LAM RESEARCH CORPORATION

Pricing Term Sheet

3.750% Senior Notes due 2026

4.000% Senior Notes due 2029

4.875% Senior Notes due 2049

Issuer:	Lam Research Corporation

Title:

3.750% Senior Notes due 2026 (the “2026 Notes”)

4.000% Senior Notes due 2029 (the “2029 Notes”)

4.875% Senior Notes due 2049 (the “2049 Notes” and, together with the 2026 Notes and the 2029 Notes, the “notes”)

Principal Amount:	2026 Notes: $750,000,000 2029 Notes: $1,000,000,000 2049 Notes: $750,000,000

Trade Date:	February 25, 2019

Maturity Date:	2026 Notes: March 15, 2026 2029 Notes: March 15, 2029 2049 Notes: March 15, 2049

Coupon:	2026 Notes: 3.750% 2029 Notes: 4.000% 2049 Notes: 4.875%

Price to Public:

2026 Notes: 99.889% of face amount, plus accrued interest, if any, from March 4, 2019

2029 Notes: 99.819% of face amount, plus accrued interest, if any, from March 4, 2019

2049 Notes: 99.951% of face amount, plus accrued interest, if any, from March 4, 2019

Net Proceeds (before expenses):	$2,479,240,000

Yield to Maturity:	2026 Notes: 3.768% 2029 Notes: 4.022% 2049 Notes: 4.878%

Benchmark Treasury:	2026 Notes: UST 2.625% due January 2026 2029 Notes: UST 2.625% due February 2029 2049 Notes: UST 3.375% due November 2048

Spread to Benchmark Treasury:	2026 Notes: T+120 bps 2029 Notes: T+135 bps 2049 Notes: T+185 bps

Benchmark Treasury Price and Yield:	2026 Notes: 100-11+; 2.568% 2029 Notes: 99-19; 2.672% 2049 Notes: 106-24+; 3.028%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2019

Optional Redemption:

2026 Notes: Prior to January 15, 2026 (2 months prior to their maturity date), make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 20 basis points; on or after January 15, 2026, at any time at par.

2029 Notes: Prior to December 15, 2028 (3 months prior to their maturity date), make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 25 basis points; on or after December 15, 2028, at any time at par.

2049 Notes: Prior to September 15, 2048 (6 months prior to their maturity date), make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 30 basis points; on or after September 15, 2048, at any time at par.

Change of Control Put:	101% of the principal amount plus accrued and unpaid interest, if any

Settlement Date:**	T+5; March 4, 2019

Ratings:*	A3/BBB+

CUSIP/ISIN:	2026 Notes: 512807 AS7/ US512807AS72 2029 Notes: 512807 AU2/ US512807AU29 2049 Notes: 512807 AT5/ US512807AT55

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Joint Book-Running Managers:

Merrill Lynch Pierce, Fenner & Smith

Incorporated

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

BNP Paribas Securities Corp

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC.

Co-Managers:	HSBC Securities (USA) Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. The Williams Capital Group, L.P.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

**Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the pricing date (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; Goldman Sachs & Co. LLC at 1-866-471-2526 or J.P. Morgan Securities LLC High Grade Syndicate Desk at 1-212-834-4533.